Exhibit 99.1

Net 1 UEPS Technologies, Inc. Announces 2010 First Quarter Results

JOHANNESBURG, November 5, 2009 – Net 1 UEPS Technologies, Inc. (“Net1” or the “Company”) (Nasdaq: UEPS; JSE: NT1) today announced results for the three months ended September 30, 2009. Revenue during 1Q 2010 was $65.5 million, a year over year decline of 4% in US dollars (“USD”) and 3% in constant currency. Earnings per share under US generally accepted accounting principles (“GAAP”) in 1Q 2010 was $0.37 versus $0.45 a year ago, a decline of 18% in USD and 18% in constant currency. Fundamental earnings per share for 1Q 2010 was $0.45 compared to $0.39 in the 1Q 2009, representing an increase of 15% in USD and 15% in constant currency.

Summary Financial Metrics

	Three months ended September 30,
			% change	% change
	2009	2008 (2)	in USD	in ZAR
(All figures in USD ‘000s except per share data)
Revenue	65,514	67,935	(4)%	(3)%
GAAP net income	17,941	26,244	(32)%	(32)%
Fundamental net income (1)	21,804	22,696	(4)%	(4)%
GAAP earnings per share ($)	37	45	(18)%	(18)%
Fundamental earnings per share ($) (1)	45	39	15%	15%
Fully diluted shares outstanding (‘000’s)	48,918	58,362	(16)%
Average period USD/ ZAR exchange rate	7.82	7.80	-%

(1) Fundamental net income and earnings per share is GAAP net income and earnings per share excluding the amortization of acquisition-related intangible assets, net of deferred taxes, and stock-based compensation charges. In addition, the calculation of fundamental net income and earnings per share for 1Q 2009 also excludes the effects of the change in the Company’s fully distributed tax rate from 35.45% to 34.55%, JSE listing costs, a bank facility fee and a foreign exchange gain, net of tax, related to a short-term investment.

(2) Basic and fundamental earnings per shares for 1Q 2009, have been retrospectively adjusted, as required by FSP EITF 03-6-1 (Topic 260), to include participating securities in the weighted average number of outstanding shares of common stock.

The following factors had significant impact on the comparability of our 2010 first quarter results to last year:

  Inflation-adjusted fixed fees on pension distribution: 1Q 2010 results was favorably impacted by the inflation-adjusted fixed fee effective from April 2009 for the distribution of a minimum number of social welfare grants;
  Increased transaction volumes at EasyPay: 1Q 2010 results were favorably impacted by increased transaction volumes at EasyPay resulting from growth in value added services;
  Tax comparison: 1Q 2009 results were favorably impacted by a reduction in the Company’s fully-distributed tax rate, which became effective in 1Q 2009.
  Intangible asset amortization related to acquisitions: 1Q 2010 and 1Q 2009, respectively, includes $2.9 million and $0.9 million intangible asset amortization related to acquisitions;
  Non-recurring items: In 1Q 2009, hardware and software revenue included one-time contributions of $6.2 million from Ghana and Nedbank, while GAAP EPS was positively influenced by a $4.0 million foreign exchange gain, all of which had no impact in 1Q 2010.

Comments and Outlook

“Our results, particularly within core transaction-based activities, demonstrate the strength of our business model and the power of our technology, allowing us to take advantage of opportunities created by economic challenges globally,” said Dr. Serge Belamant, Chairman and Chief Executive Officer of Net1. “While we did face difficult year-over-year comparisons in our hardware, software and related technology sales segment, we continue to grow both revenue and profitability in transaction-based activities. We remain an integral distributor of welfare grants for the South African government, and we continue to make

Exhibit 99.1

progress on business development activities that should allow us to export our technology to more countries around the globe. We remain committed to delivering sustainable growth for all of our stake holders,” he concluded.

“We reiterate our guidance of at least 20% constant currency fundamental earnings per share growth for fiscal year 2010,” said Herman Kotze, Chief Financial Officer of Net1. “Our growth during 1Q 2010 was driven by our core pension and welfare business, further penetration of our merchant acquiring platform and increased contribution of value-added services at EasyPay as well as contributions from our activities in Iraq,” he concluded.

Results of operations

Net1’s frequently asked questions and operating metrics will be posted on the Company’s website (www.net1.com).

Transaction-based activities

Transaction-based activities revenue was $45 million, up 11% from 1Q 2009 in USD and 12% higher on a constant currency basis. Revenue and operating income increased as a result of the standard pricing formula agreed with SASSA, which resulted in a higher average revenue per grant, increased transactions processed through EasyPay and the opening of the October 2009 payfile in the last three days of September 2009, compared to the last two days of September 2008. Operating margin increased to 59% from 54% during 1Q 2010 primarily as a result of the early opening of the October 2009 pay file, higher average revenue per grant paid due to the standard pricing formula for all provinces and improved margins at EasyPay. Excluding amortization of intangibles for EasyPay and RMT, segment operating margin was 61% in 1Q 2010.

Smart card accounts

Smart card account revenue of $8.1 million declined 6% year-over-year both in USD and on a constant currency basis. Operating margin for the segment remained consistent at 45%.

Financial services

Financial services revenue of $0.8 million, was down 56% from 1Q 2009 in both USD and constant currency, principally due to the divestiture of the Company’s traditional microlending business in 3Q 2009. Operating margin for the segment however, improved significantly to 67% from 18% in 1Q 2009 as a result of the sale of this low-margin business, and higher profitability in our underlying UEPS-based lending activities.

Hardware, software and related technology sales

Revenue of $11.7 million decreased 32% year-over-year both in USD and in constant currency. The decrease was due primarily to cyclical pressure on certain commodity hardware products we sell, non-recurring revenues from Ghana and Nedbank during 1Q 2009 and lower revenues from BGS. During 1Q 2009, Ghana and Nedbank had one-time contributions of $6.2 million to segment revenue. Operating margin for the segment was (15)% in 1Q 2010 compared to 24% in the quarter last year, due to non-recurring Ghana and Iraq sales in the prior year and high intangible asset amortization related to the BGS acquisition. Excluding amortization of all intangibles, segment operating margin was 7%.

Exhibit 99.1

Cash flow and liquidity

At September 30, 2009, the Company had cash and equivalents of $139 million, down from $221 million at June 30, 2009. For 1Q 2010, the Company generated operating cash flow of $37.0 million compared to cash used in operating activities of $33.0 million in 1Q 2009. Capital expenditures for 1Q 2010 were $0.6 million.

Repurchase of Brait Shares

In July 2009, the Company repurchased all Company shares held by Brait S.A. and its investment affiliates for an aggregate repurchase price, including transaction costs, of $125 million. The buyback of Brait’s 9,221,526 shares represented 16.9% of the Company’s then outstanding shares.

Use of Non-GAAP Measures

US securities laws require that when we publish any non-GAAP measures, we disclose the reason for using the non-GAAP measure and provide reconciliation to the directly comparable GAAP measure. The presentation of fundamental net income and fundamental earnings per share and headline earnings per share are non-GAAP measures.

Fundamental net income and fundamental earnings per share

Under GAAP, the Company is required to fair value all intangible assets on the date of the acquisition and amortize these intangible assets over their expected useful lives. In addition, under GAAP, the Company is required to measure the fair value of options and other stock-based awards, and recognize a stock-based compensation charge over the requisite service period. The Company’s GAAP net income and earnings per share for the three months September 30, 2009 and 2008, include amortization of intangibles and stock-based compensation, as well as, in 2008, JSE listing costs, a bank facility fee and a foreign exchange gain, net of tax, related to a short-term investment. Finally, the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in July 2008 was included in net income and earnings per share for the three months ended September 30, 2008. The Company excludes all of the above-mentioned amounts when calculating fundamental net income and earnings per share, because management believes that these adjustments enhance its own evaluation, as well as an investor’s understanding, of the Company’s financial performance. Attachment B presents the reconciliation between GAAP and fundamental net income and earnings per share.

Headline earnings per share (“HEPS”)

The inclusion of HEPS in this press release is a requirement of our listing on the JSE. HEPS basic and diluted is calculated using net income which has been determined based on GAAP. Accordingly, this may differ to the headline earnings per share calculation of other companies listed on the JSE as these companies may report their financial results under a different financial reporting framework, including but not limited to, International Financial Reporting Standards. HEPS basic and diluted is calculated as GAAP net income adjusted for the loss (profit) on sale of property, plant and equipment, net of related tax effects. Attachment C presents the reconciliation between our net income used to calculate earnings per share basic and diluted and HEPS basic and diluted.

Conference Call

Net1 will host a conference call to review first quarter results on November 6, 2009, at 8:00 a.m. Eastern Time. To participate in the call, dial 1-800-860-2442 (US only), 1-866-605-3852 (Canada only), 0-800-917-7042 (UK only) or 0-800-200-648 (South Africa only) five minutes prior to the start of the call. Callers should request “Net1 call” upon dial-in. The call will also be webcast on the Net1 homepage, www.net1.com. Please click on the webcast link at least 10 minutes prior to the call. A webcast of the call will be available for replay on the Net1 website through November 27, 2009.

Exhibit 99.1

About Net1 (www.net1.com)

Net1 provides its universal electronic payment system, or UEPS, as an alternative payment system for the unbanked and under-banked populations of developing economies. Our market-leading system enables the estimated four billion people who generally have limited or no access to a bank account, to enter affordably into electronic transactions with each other, government agencies, employers, merchants and other financial service providers. Our universal electronic payment system, or UEPS, uses smart cards that operate in real-time but offline, unlike traditional payment systems offered by major banking institutions that require immediate access through a communications network to a centralized computer. This offline capability means that users of the Net1 system can enter into transactions at any time with other card holders even in the most remote areas so long as a portable offline smart card reader is available. In addition to payments and purchases, UEPS can be used for banking, healthcare management, international money transfers, voting and identification.

The Company also focuses on the development and provision of secure transaction technology, solutions and services. The Company’s core competencies around secure online transaction processing, cryptography and integrated circuit card (chip/smart card) technologies are principally applied to electronic commerce transactions in the telecommunications, banking, retail, energy and utilities market sectors. Additionally, through our majority-owned subsidiary, BGS Smartcard System AG (“BGS”) based in Austria, the Company implements, develops and integrates smart card-based offline and online financial transaction systems in cooperation with banks, enterprises and government authorities in Russia and the other members of the Commonwealth of Independent States.

Net1 has a primary listing on the Nasdaq and a secondary listing on the JSE Limited.

Forward-Looking Statements

This announcement contains forward-looking statements that involve known and unknown risks and uncertainties. A discussion of various factors that cause the Company’s actual results, levels of activity, performance or achievements to differ materially from those expressed in such forward-looking statements are included in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Investor Relations Contact:
Dhruv Chopra
Vice President of Investor Relations
Phone: +1-212-626-6675
Email: dchopra@net1.com

Exhibit 99.1

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Operations

	Three months ended
	September 30,
	2009	2008
	(In thousands, except per share data)

REVENUE	$65,514	$67,935

EXPENSE

Cost of goods sold, IT processing, servicing and
support	16,827	19,236

Selling, general and administration	17,740	17,998

Depreciation and amortization	4,579	3,423

OPERATING INCOME	26,368	27,278

UNREALIZED FOREIGN EXCHANGE GAIN
RELATED TO SHORT-TERM INVESTMENT	-	6,076

INTEREST INCOME, net	2,371	3,162

INCOME BEFORE INCOME TAXES	28,739	36,516

INCOME TAX EXPENSE	11,031	9,902

NET INCOME FROM CONTINUING OPERATIONS
BEFORE LOSS FROM EQUITY-ACCOUNTED
INVESTMENTS	17,708	26,614

LOSS FROM EQUITY-ACCOUNTED
INVESTMENTS	(111)	(310)

NET INCOME	17,597	26,304

(ADD) LESS: NET (LOSS) INCOME
ATTRIBUTABLE TO NON-CONTROLLING
INTEREST	(344)	60

NET INCOME ATTRIBUTABLE TO NET1	$17,941	$26,244

Net income per share, in cents
Basic earnings attributable to Net1 shareholders	36.8	45.2
Diluted earnings attributable to Net1 shareholders	36.7	45.0

Exhibit 99.1

NET 1 UEPS TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets

	Unaudited	(A)
	September 30,	June 30,
	2009	2009
	(In thousands, except share data)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$139,312	$220,786
Pre-funded social welfare grants receivable	3,624	4,930
Accounts receivable, net of allowances of – September: $355; June: $395	43,766	42,475
Finance loans receivable, net of allowances of – September: $243; June: $226	2,588	2,563
Deferred expenditure on smart cards	40	8
Inventory	6,617	7,250
Deferred income taxes	13,597	12,282
Total current assets	209,544	290,294
OTHER LONG-TERM ASSETS, including available for sale securities	7,567	7,147
PROPERTY, PLANT AND EQUIPMENT, NET OF ACCUMULATED
DEPRECIATION OF – September: $30,637; June: $28,169	7,342	7,376
EQUITY-ACCOUNTED INVESTMENTS	2,471	2,583
GOODWILL	121,935	116,197
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION OF –
September: $36,350; June: $31,150	75,447	75,890
TOTAL ASSETS	424,306	499,487
LIABILITIES
CURRENT LIABILITIES
Accounts payable	4,230	5,481
Other payables	68,563	61,454
Income taxes payable	17,799	10,874
Total current liabilities	90,592	77,809
DEFERRED INCOME TAXES	45,543	41,737
OTHER LONG-TERM LIABILITIES, including noncontrolling interest loans	4,125	4,185
COMMITMENTS AND CONTINGENCIES	-	-
TOTAL LIABILITIES	140,260	123,731
EQUITY
NET1 EQUITY:
COMMON STOCK
Authorized: 200,000,000 with $0.001 par value;
Issued and outstanding shares, net of treasury - September: 45,378,397;
June: 54,506,487	59	59
ADDITIONAL PAID-IN-CAPITAL	129,056	126,914
TREASURY SHARES, AT COST: September: 13,149,042; June: 3,927,516	(173,671)	(48,637)
ACCUMULATED OTHER COMPREHENSIVE LOSS	(44,985)	(58,472)
RETAINED EARNINGS	371,294	353,353
TOTAL NET1 EQUITY	281,753	373,217
NON-CONTROLLING INTEREST	2,293	2,539
TOTAL EQUITY	284,046	375,756
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$424,306	$499,487
(A) – Derived from audited financial statements

Exhibit 99.1

NET 1 UEPS TECHNOLOGIES, INC.
Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended
	September 30,
	2009	2008
	(In thousands)

Cash flows from operating activities
Net income	$17,597	$26,304
Depreciation and amortization	4,579	3,423
Loss from equity-accounted investments	111	310
Fair value adjustments	(142)	(6,048)
Interest payable	78	639
(Profit) Loss on disposal of property, plant and equipment	(1)	1
Stock-based compensation charge	1,422	1,205
Facility fee amortized	-	748
Decrease (Increase) in accounts receivable, pre-funded
social welfare grants receivable and finance loans receivable	5,529	(46,141)
Increase in deferred expenditure on smart cards	(30)	(23)
Decrease (Increase) in inventory	1,015	(217)
Increase (Decrease) in accounts payable and other payables	25	(14,415)
Increase in taxes payable	6,211	3,409
Increase (Decrease) in deferred taxes	575	(2,170)
Net cash provided by (used in) operating activities	36,969	(32,975)

Cash flows from investing activities
Capital expenditures	(641)	(2,844)
Proceeds from disposal of property, plant and equipment	49	1
Acquisition of BGS, net of cash acquired	-	(95,328)
Acquisition of shares in equity-accounted investments	-	(550)
Net cash used in investing activities	(592)	(98,721)

Cash flows from financing activities
Proceeds from issue of share capital, net of share issue
expenses	720	155
Treasury stock acquired	(126,304)	-
Proceeds from short-term loan facility	-	110,000
Payment of facility fee	-	(1,100)
Repayment of noncontrolling interest loan	-	2
Proceeds from bank overdrafts	-	(1)
Repayment of loans	(137)	-
Net cash provided by financing activities	(125,721)	109,056

Effect of exchange rate changes on cash	7,870	(3,911)

Net decrease in cash and cash equivalents	(81,474)	(26,551)

Cash and cash equivalents – beginning of period	220,786	272,475

Cash and cash equivalents – end of period	$139,312	$245,924

Exhibit 99.1

Net 1 UEPS Technologies, Inc.

Attachment A

Operating segment revenue, operating income and operating margin:

Three months ended September 30, 2009 and 2008

	Q1 ‘10	Q1 ‘09	Change
Key segmental data, in $ ’000, except				In Constant
margins	USD	USD	In USD	Currency(1)
Revenue:
Transaction-based activities	44,978	40,344	11%	12%
Smart card accounts	8,074	8,570	(6)%	(6)%
Financial services	792	1,784	(56)%	(56)%
Hardware, software and related
technology sales	11,670	17,237	(32)%	(32)%
Total consolidated revenue	65,514	67,935	(4)%	(3)%

Consolidated operating income (loss):
Transaction-based activities	26,668	21,638	23%	23%
Smart card accounts	3,670	3,895	(6)%	(6)%
Financial services	531	327	62%	63%
Hardware, software and related
technology sales	(1,713)	4,134	(141)%	(141)%
Corporate/ Eliminations	(2,788)	(2,716)	3%	3%
Total operating income	26,368	27,278	(3)%	(3)%

Operating income margin (%)
Transaction-based activities	59%	54%
Smart card accounts	45%	45%
Financial services	67%	18%
Hardware, software and related
technology sales	(15)%	24%
Overall operating margin	40%	40%

(1) – This information shows what the change in these items would have been if the USD/ ZAR exchange rate that prevailed during the first quarter of fiscal 2010 also prevailed during the first quarter of fiscal 2009.

Exhibit 99.1

Net 1 UEPS Technologies, Inc.

Attachment B

Reconciliation of GAAP net income to fundamental net income:

Three months ended September 30, 2009 and 2008

	Net Income		EPS, basic		Net income		EPS, basic
	(USD’000)		(USD cents)		(ZAR’000)		(ZAR cents)
	2009	2008	2009	2008	2009	2008	2009	2008

GAAP	17,941	26,244	37	45	140,214	204,822	287	353

Amortization of intangible
assets(1)	2,441	1,490			19,073	11,631
Customer relationships	3,237	1,203			25,299	9,389
Software and unpatented
Technology	-	851			-	6,642
Trademarks	87	87			679	679
Deferred tax benefit	(883)	(651)			(6,905)	(5,079)
Stock-based charge	1,422	1,205			11,113	9,404
JSE listing costs	-	441			-	3,442
Facility fee	-	748			-	5,838
Foreign exchange gain related
to a short-term investment, net
of tax of $2,100	-	(3,976)			-	(31,940)
Change in tax rate (2)	-	(3,456)			-	(26,524)

Fundamental	21,804	22,696	45	39	170,400	176,673	349	304

(1) Amortization of Prism, EasyPay, RMT and BGS intangibles, net of deferred tax benefit.
(2) Represents the effect of the change in the fully distributed tax rate from 35.45% to 34.55% in fiscal 2009.

Exhibit 99.1

Net 1 UEPS Technologies, Inc.

Attachment C

Reconciliation of net income used to calculate earnings per share basic and diluted and headline earnings per share basic and diluted:

Three months ended September 30, 2009 and 2008

	2009	2008
Net income (USD’000)	17,941	26,244
Adjustments:
(Profit) Loss on sale of property, plant and equipment (USD’000)	(1)	1
Tax effects on above (USD’000)	-	-

Net income used to calculate headline earnings (USD’000)	17,940	26,245

Weighted average number of shares used to calculate net income per share
basic earnings and headline earnings per share basic earnings (‘000)	48,815	58,031

Weighted average number of shares used to calculate net income per share
diluted earnings and headline earnings per share diluted earnings (‘000)	48,918	58,362

Headline earnings per share:
Basic earnings – common stock and linked units, in US cents	37	45
Diluted earnings – common stock and linked units, in US cents	37	45